EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Iteris, Inc. on Form S-8, to be filed on or about July 22, 2005 of our report, dated June 1, 2005 (except for the four paragraphs under the caption “Deferred Compensation Plan” in Note 7 as to which the date is July 12, 2005), appearing in the Annual Report on Form 10-K of Iteris, Inc. for the year ended March 31, 2005.

/s/ McGladrey & Pullen, LLP
Irvine, California

July 20, 2005